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                     February 15, 2024

       Edward Schlesinger
       Chief Financial Officer
       Corning Incorporated
       One Riverfront Plaza
       Corning, NY 14831

                                                        Re: Corning
Incorporated
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Form 10-Q for the
Period Ended September 30, 2023
                                                            File No. 001-03247

       Dear Edward Schlesinger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing